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                                                                    EXHIBIT 99.5

                [LOGO OF ALTHEXIS]            [LOGO OF MPI]


Contact:        Mark Skaletsky                Jim Rurka
                Chairman and CEO              President and CEO
                Althexis                      Microcide Pharmaceuticals
                781-647-5554 ext. 206         650-428-3525

                Paul Mellett                  Don Huffman
                Chief Financial Officer       Chief Financial Officer
                781-647-5554 ext. 213         650-428-3557


For Immediate Release


         Microcide Pharmaceuticals and Althexis Sign Merger Agreement to Form Integrated Drug Discovery and Development Organization

          $60 Million in New Financing; Mark Skaletsky to Become CEO


MOUNTAIN VIEW, CA, and WALTHAM, MA, July 30, 2001 -- Microcide Pharmaceuticals, Inc. (Nasdaq: MCDE) and The Althexis Company, Inc. announced today that the two companies have signed a definitive agreement to merge their businesses in a stock-for-stock exchange. Concurrent with the merger, the combined entity will receive $60 million in private equity funding, and Mark Skaletsky will become Chairman and CEO of the Company.

The agreement will unite Microcide's discovery platforms, including its VALID Microbial Genomics technologies, with Althexis' proprietary target validation system, known as ACTT, and will accelerate Microcide's multiple drug development programs in infectious disease by applying Althexis' Structure-Based Drug Design
(SBDD) technology to lead optimization.

Under the terms of the merger agreement, as unanimously approved by the Boards of Directors of both Althexis and Microcide, Microcide will issue approximately
5.3 million shares of common stock for all outstanding shares of Althexis, and will assume the outstanding options of Althexis. All but approximately 400,000 of the newly issued shares will be subject to certain restrictions on resale for one year from closing.

The new financing of $60 million is being provided in a private placement by Prospect Venture Partners, New Enterprise Associates and Schroder Ventures of the Company's convertible redeemable preferred stock. The preferred stock is convertible into shares of Microcide common stock at a fixed exchange ratio of $3.00 per share, which represents a 24% discount from the 20-day average closing price of Microcide as of July 19, 2001, the date on which the Company authorized the offering. Preferred shares converted into common stock will be registered by a Form S-3 filing, and will be subject to certain lockup provisions for up to 9 months after closing.
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Jim Rurka, President and CEO of Microcide, commented, "This merger with Althexis is a significant transforming event for the Company on three levels. First, the integration of Althexis' proprietary ACTT technology with Microcide's VALID platform will help speed target validation and new compound discovery, while Althexis' SBDD will help guide our multiple lead-optimization efforts to achieve better drug candidates, sooner. Second, the major new financing of $60 million associated with this merger will provide the resources necessary to aggressively develop the combined business going forward. And third, having Mark Skaletsky, currently Chairman and CEO of Althexis, become Chairman and CEO of the new, combined entity will provide the proven leadership necessary to guide the Company forward to success." Mr. Rurka will remain a member of Microcide's
Board of Directors.

Mark Skaletsky, Chairman and CEO of Althexis, commented, "The merger will create a premier R&D organization focused on the discovery and development of breakthrough biopharmaceutical products. A primary focus will be on new anti-infectives, the most advanced of which is a Phase I compound designed to treat infections caused by Gram-positive bacteria, including those resistant to other antibiotics. The combined pipeline will also feature two pre-clinical development candidates; additional drug leads in earlier-stage optimization, and a broadly-enabling technology platform in structure-based drug design. As we advance these products and programs, we will also evaluate opportunities to in-license additional compounds that reflect the Company's development focus."

Prior to joining Althexis, Mr. Skaletsky was CEO of GelTex Pharmaceuticals, a biotechnology company acquired by Genzyme last year for over $1 billion. Mr. Skaletsky also recently served as Chairman of BIO, the biotechnology trade association.

George H. Miller, Ph.D., Senior Vice President, Research and Development at Microcide and Manuel Navia, Ph.D., co-founder and Executive Vice President at Althexis, commented in a joint statement: "The greatest challenge today in drug discovery is being able to take advantage of the greatly expanded array of potential therapeutic targets. By combining the two companies' capabilities in target validation and screening, lead identification and optimization through structure-based drug design, we can better address this unprecedented opportunity to develop novel potent drugs more efficiently and with less risk."

"Upon completion of the merger," Drs. Navia and Miller continued, "the new company will have six lead optimization programs for anti-infective products at advanced stages and one clinical program." Dr. Miller has extensive experience in anti-infective drug discovery and development focused on overcoming antibiotic resistance. Dr. Navia is a pioneer in the application of SBDD to the discovery and development of novel and commercially successful new drugs for infectious disease.

Althexis Background

Althexis' mission is to discover, develop and commercialize new medicines to treat human diseases. Althexis' discovery approach is centered on the use of structure-based drug design (SBDD), a powerful method of drug discovery that exploits atomic-level information about potential disease targets. Althexis combines SBDD and related technologies with expertise in more traditional discovery tools, such as high throughput screening and medicinal chemistry. Even though SBDD is generally applicable to any disease category, the first therapeutic target studied by Althexis is an
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essential bacterial enzyme, whose structure is strongly conserved across a broad spectrum of pathogens. Drugs targeted against this enzyme will address the growing resistance of bacteria to current therapies, a worldwide healthcare threat. Althexis is collaborating in this effort with PLIVA Pharmaceuticals, Inc., the original inventor of azithromycin, which is one of the world's most prescribed antibiotics.

Althexis has recently introduced a powerful and proprietary target validation system, known as ACTT (Althexis Calorimetric Target Triage), which uses a highly sensitive calorimetric methodology to assess the functional activity of proteins that serve as drug targets. ACTT enables Althexis to select the very best targets from among the thousands of potential targets now available to the pharmaceutical industry as a result of the explosion of genomic information.
The fundamental importance of ACTT is highlighted by the fact that as many as 80% of the proteins identified in the recently determined human genome may be proteins of unknown function, otherwise inaccessible for drug development. The combination of ACTT with its SBDD capabilities provides Althexis with a truly comprehensive and integrated platform for drug discovery.

Microcide Pharmaceuticals

Microcide is a biopharmaceutical company committed to the discovery, development and commercialization of novel antimicrobials for the improved treatment of serious bacterial, fungal and viral infections. The Company's three discovery research platforms address the growing problems of antibiotic resistance and the need for improved antifungal and antiviral therapeutics. The Company's Cephalosporin Antibiotics and Efflux Pump Inhibition platforms focus on developing novel antibiotics and antibiotic potentiators (efflux inhibitors) to directly address existing bacterial and fungal resistance problems. Microcide's Microbial Genomics platform utilizes proprietary bacterial, fungal and viral genetics and genomics tools - the VALID System - to discover entirely new classes of antimicrobial agents.

Additional Information about the Transaction

The transaction will be structured as a tax-free share exchange and is intended to be accounted for under the purchase method of accounting. The merger and the financing are contingent upon each other and anticipated to close concurrently. Completion of the transactions is subject to approval of Microcide and Althexis stockholders, regulatory approvals and customary closing conditions. Stockholders of Althexis holding approximately 93% of Althexis' outstanding common stock have executed stockholder support agreements in favor of the merger. The merger is expected to close in the third quarter of 2001. The companies also announced that they intend to choose a new name for the combined Company. JP Morgan H&Q acted as exclusive financial advisor to Microcide in connection with the merger.

Conference Call and Webcast Information

A conference call with Microcide and Althexis executives will be held today at 1:30 p.m. EDT with investors and media to discuss the proposed merger. To participate, please call 800-621-5169 (domestic), or 212-346-7479 (international). Approximately one hour after the conference call concludes, a replay of the call will be available at 800-633-8284 (domestic), or 858-812-6440 (international). The conference ID is 19464004. The call will also be webcast live at http://www.vcall.com/NASApp/VCall/CoLocated.jsp?ID=76840, http://www.vcall.com and http://www.microcide.com on the internet.
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The statements contained in this press release, which are not historical facts, may be deemed to contain forward-looking statements. Actual results may differ materially from those expressed or implied in any forward-looking statement as a result of certain risks and uncertainties. There is no assurance that the companies will complete the merger or the financing or, if such transactions are completed, that the combined company will realize any of the anticipated benefits therefrom. There is no assurance that any products developed will successfully proceed through pre-clinical development and clinical trials, obtain requisite regulatory approvals for marketing or result in a commercially useful product. There is no assurance that the Company will successfully continue existing corporate collaborations or enter into further collaborations with respect to any of its internally funded research programs or that current collaborators will elect to proceed through the various stages of clinical development as currently anticipated or on the same schedule as we would proceed if we were conducting such trials independently. For a discussion of other risks and uncertainties affecting Microcide's business, see the Company's annual report on Form 10-K/A for the year ended December 31, 2000 and its quarterly report on Form 10-Q for the quarter ended March 31, 2001. Actual results and timing of certain events could differ materially from those indicated in the forward-looking statements as a result of these or other factors.

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